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                                    EXHIBIT A

         Cover Letter to the Offer to Purchase and Letter of Transmittal

                  Blue Rock Market Neutral Fund, LLC Letterhead

                                   *   *   *

           If you do not want to sell your limited liability company
             interests at this time, please disregard this notice.
            This is solely a notification of the Fund's tender offer.

                                   *   *   *

June 29, 2005

Dear Blue Rock Market Neutral Fund, LLC Member:

                  We are writing to inform you of important dates relating to a tender offer by Blue Rock Market Neutral Fund, LLC (the "Fund"). If you are not interested in tendering your limited liability company interests in the Fund ("Interest" or "Interests," as the context requires) at this time, please disregard this notice and take no action.

                  The tender offer period will begin on June 29, 2005 and will end at 12:00 midnight, eastern time, on July 27, 2005. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

                  Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than July 27, 2005. If you do not wish to tender your Interests, simply disregard this notice. No action is required if you do not wish to tender any portion of your interest at this time.

                  All tenders of Interests must be received by UMB Fund Services, Inc., the Fund's administrator (the "Administrator"), either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by July 27, 2005.

                  If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Jay B. Howard at our Administrator at (414) 299-2000.

Sincerely,

Blue Rock Market Neutral Fund, LLC




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